As filed with the Securities and Exchange Commission on June 18, 2013

Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CRUMBS BAKE SHOP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	27-1215274
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

110 West 40th Street, Suite 2100, New York, NY 10018

(Address of Principal Executive Offices)

Julian R. Geiger

President and Chief Executive Officer

110 West 40th Street, Suite 2100

New York, NY 10018

212-221-7105

(Name, Address and Telephone Number of Agent for Service)

Copies to:

Andrew Bulgin, Esquire

Gordon Feinblatt LLC

The Garrett Building

233 East Redwood Street

Baltimore, Maryland 21202

(410) 576-4280

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be Registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, par value $.0001 per share	8,444,786	$1.23	$10,387,086.78	$1,416.80

(1)

Represents shares of common stock to be issued to the selling stockholders upon the conversion of the outstanding principal balance due under the Registrant’s senior convertible notes and the interest that accrues thereon.

(2)	In accordance with Rule 416 under the Securities Act, this Registration Statement shall also register any additional shares of the Registrant’s common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(3)	Estimated solely for purposes of determining the registration fee. The proposed maximum aggregate offering price per share has been computed pursuant to Rule 457(c) based upon the average of the high and low prices of the shares of the Registrant’s common stock as reported on The NASDAQ Capital Market on June 11, 2013.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED June 18, 2013

PROSPECTUS

CRUMBS BAKE SHOP, INC.

8,444,786 Shares of Common Stock, par value $0.0001 per Share

This prospectus covers the resale or other disposition by the selling stockholders named in the section of this prospectus entitled “SELLING STOCKHOLDERS”, their donees, pledgees, transferees or other successors-in-interest, whom we refer to as the “Selling Stockholders”, of up to 8,444,786 shares of the common stock of Crumbs Bake Shop, Inc. that may be issued upon the conversion of the outstanding principal balance due under our senior convertible notes, which we refer to as the “Notes”, and of the interest that accrues on such outstanding principal balance. A discussion of the Notes and the circumstances under which the shares may be issued is contained in the “SELLING STOCKHOLDERS” section of this prospectus.

See the section of this prospectus entitled “PLAN OF DISTRIBUTION” for a description of how the Selling Stockholders may sell or otherwise dispose of the shares covered by this prospectus. The Company does not know if, in what amounts or when the Selling Stockholders will offer, sell or otherwise dispose of their shares.

The Company will not receive any of the proceeds from the sale or other disposition of the shares covered hereby by the Selling Stockholders. The Company has agreed to pay certain expenses related to the registration of the offer and sale of the shares of common stock pursuant to the registration statement of which this prospectus forms a part.

The Company’s common stock is listed on the NASDAQ Capital Market under the symbol “CRMB”. On June 17, 2013, the closing sales price of the Company’s common stock on the NASDAQ Capital Market was $1.28 per share. You are urged to obtain current market quotations of the Company’s common stock.

Investing in these securities involves certain risks. See “RISK FACTORS” beginning on page 4 of this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Company’s principal executive offices are located at 110 West 40th Street, Suite 2100, New York, New York 10018 and its telephone number is (212) 221-7105.

The date of this Prospectus is _____________, 2013

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that the Company filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) to permit the Selling Stockholders to offer and sell, from time to time in one or more offerings, the securities described in this prospectus. The Company has agreed to pay the expenses incurred in registering these securities, including legal and accounting fees.

The Company may provide a prospectus supplement containing specific information about the terms of a particular offering by the Selling Stockholders. The prospectus supplement may also add to, update or change information contained in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, then you should rely on the information in the prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See “WHERE YOU CAN FIND MORE INFORMATION” on page 19 for more information.

Brokers or dealers effecting transactions in the securities covered by this prospectus should confirm that the securities are registered under applicable state securities laws or that an exemption from registration is available.

You should rely only on the information contained or incorporated by reference in this prospectus. Neither the Company nor the Selling Stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or the time of any sale of the securities under this prospectus. The Company’s business, financial condition, results of operations and prospects may have changed since such date. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.

You should carefully read this entire prospectus, especially the section entitled “RISK FACTORS” on page 4, before making a decision to invest in any of the securities. Before buying any of the securities, you should also carefully read the additional information contained under the headings “WHERE YOU CAN FIND MORE INFORMATION” and “DOCUMENTS INCORPORATED BY REFERENCE” on page 19.

Unless otherwise mentioned or unless the context requires otherwise, references in this prospectus to the “Company” refer to Crumbs Bake Shop, Inc. and references in this prospectus to “we”, “our”, and “us” refer to the Company and its consolidated subsidiaries.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this prospectus may include projections, predictions, expectations or statements as to beliefs or future events or results or refer to other matters that are not historical facts. Such statements constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking statements are based on various factors and were derived using numerous assumptions. In some cases, you can identify these forward-looking statements by the words “anticipate”, “estimate”, “plan”, “project”, “continuing”, “ongoing”, “target”, “aim”, “expect”, “believe”, “intend”, “may”, “will”, “should”, “could”, or the negative of those words and other comparable words. You should be aware that those statements reflect only the Company’s predictions. If known or unknown risks or uncertainties should materialize, or if underlying assumptions should prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind when reading this prospectus and not place undue reliance on these forward-looking statements. Factors that might cause such differences include, but are not limited to:

•	our ability to achieve and manage the growth of the Crumbs Bake Shop brand and operations, including expansion into new and within existing markets;
•	that any projections, including earnings, revenue, expenses, synergies, margins or any other financial items are not realized;
•	our ability to maintain relationships with customers, employees, suppliers and lessors;

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•	the loss of key personnel;
•	our ability to successfully implement new strategies, including, without limitation, real estate exit strategies;
•	the effects of geographic concentration and regional factors impacting local economies;
•	the competition for real estate and our ability to negotiate, renew and/or strategically exit leases;
•	a reduction in industry profit margin;
•	the effects of disruptions in its supply chain;
•	the effects of changing interpretations of generally accepted accounting principles;
•	the effects of changing legislation and regulatory environments;
•	the Company’s ability to continue to meet the NASDAQ Capital Market continuing listing standards;
•	the general volatility of the market prices of the Company’s securities;
•	general economic conditions;
•	our ability to continue to comply with government regulations;
•	the effects of weather, Act of God, and other conditions beyond the Company’s control on its business and operations; and
•	our exposure to operating hazards.

The Company undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures that the Company makes on related subjects in the periodic and current reports that it files with the Commission. Also note that the Company provides cautionary discussion of risks, uncertainties and possibly inaccurate assumptions relevant to its businesses in its periodic and current reports to the Commission incorporated by reference herein and in prospectus supplements and other offering materials. These are factors that, individually or in the aggregate, management believes could cause the Company’s actual results to differ materially from expected and historical results.

The Company notes these factors for investors as permitted by the Private Securities Litigation Reform Act of 1995. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider such disclosures to be a complete discussion of all potential risks or uncertainties.

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PROSPECTUS SUMMARY

The following is only a summary of some of the information contained or incorporated by reference in this prospectus which the Company believes to be important to investors. The Company has selected highlights of material aspects of its business to be included in this summary. The Company urges you to read this entire prospectus, including the information incorporated by reference in this prospectus. Investing in the Company’s securities involves risks. Therefore, you should carefully consider the information provided under the heading “RISK FACTORS” on page 4.

Business

The Company is a Delaware corporation organized in October 2009 under the name 57th Street General Acquisition Corp. (“57th Street”). 57th Street was organized as a blank check company for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, exchangeable share transaction or other similar business transaction, one or more operating businesses or assets. On January 9, 2011, 57th Street, 57th Street Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of 57th Street (“Merger Sub”), Crumbs Holdings, LLC, a Delaware limited liability company (“Holdings”), the members of Holdings immediately prior to the consummation of the Merger (individually, a “Member” or, collectively, the “Members”) and the representatives of the Members and Holdings, entered into a Business Combination Agreement, amended on each of February 18, 2011, March 17, 2011 and April 7, 2011 (the “Business Combination Agreement”), pursuant to which Merger Sub merged with and into Holdings with Holdings surviving the Merger as a non-wholly owned subsidiary of the Company (the “Merger”). Following the Merger, in October 2011, 57th Street changed its name to Crumbs Bake Shop, Inc. to reflect the nature of its business more accurately.

The Company, through its consolidated subsidiary, Holdings, engages in the business of selling a wide variety of cupcakes, cakes, pies, cookies and other baked goods as well as hot and cold beverages under the trade name Crumbs Bake Shop. Cupcake sales have historically comprised the majority of our business. We believe that our baked goods appeal to a wide demographic of customers who span a broad range of socio-economic classes. We operate in urban, suburban, commercial, and residential markets. In addition to our street locations, we have stores in the transportation hubs of Union Station in Washington, D.C. and Newark Liberty International Airport in Newark, New Jersey. More recently, we have expanded into key super-regional shopping malls in the New Hampshire to Virginia corridor and in Chicago, Illinois.

As of March 31, 2013, there were 66 Crumbs Bake Shop stores operating in 12 states and Washington, D.C., including 21 stores in Manhattan, New York. Of the total stores, 16 have been opened since March 31, 2012. Crumbs’ sales are substantially conducted through its retail stores. A small percentage of baked goods sales are from Crumbs’ wholesale distribution business, catering services and e-commerce division at http://www.crumbs.com which ships cupcakes nationwide.

The Company’s principal executive offices are located at 110 West 40th Street, Suite 2100, New York, New York 10018 and its telephone number is (212) 221-7105.

The Offering

Background	The Company agreed to file a registration statement, of which this prospectus forms a part, with the Commission to register the sale or other disposition of certain shares of the Company’s common stock that may be acquired by the Selling Stockholders upon conversion of the outstanding principal balance and interest due under our 6.5% senior convertible notes. See “SELLING STOCKHOLDERS” on page 15.

Securities Covered Hereby	8,444,786 shares of the Company’s common stock, par value $0.0001 per share.

Use of Proceeds	The Company will not receive any proceeds from the sales of shares of its common stock by the Selling Stockholders.

Market for Securities	The Company’s common stock is listed on The NASDAQ Capital Market under the symbol “CRMB”.

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RISK FACTORS

An investment in the securities covered by this prospectus involves certain risks. The significant risks and uncertainties related to the Company, its business and the securities covered by this prospectus of which the Company is aware are discussed below. You should carefully consider these risks and uncertainties before you decide to buy the securities. Any of these factors could materially and adversely affect the Company’s business, financial condition, operating results and prospects and could negatively impact the market price of the securities covered by this prospectus. If any of these risks materialize, you could lose all or part of your investment. Additional risks and uncertainties that the Company does not yet know of, or that the Company currently thinks are immaterial, may also impair the Company’s business operations and the market value of the securities covered by this prospectus. You should also consider the other information contained in and incorporated by reference in this prospectus, including the Company’s financial statements and the related notes, before deciding to purchase any securities. This prospectus also contains forward-looking statements that involve risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks discussed above.

Risks Related to an Investment in the Shares of Common Stock

The shares of common stock are not insured.

The shares of the Company’s common stock are not deposits and are not insured against loss by the Federal Deposit Insurance Corporation or any other governmental or private agency.

The shares of common stock are not heavily traded.

The shares of the Company’s common stock are listed on the NASDAQ Capital Market, but they are not heavily traded. Securities that are not heavily traded can be more volatile in price than securities trading in an active public market. Factors such as financial results, the introduction of new products or services by us or our competitors, and various factors affecting the industry generally may have a significant impact on the market price of the shares and/or the number of shares traded on any given day. Management cannot predict the extent to which an active public market for the shares of the Company’s common stock will develop or be sustained in the future. Accordingly, holders of the shares may not be able to sell them at the volumes, prices, or times that they desire.

The market price of the Company’s common stock has been volatile and your investment in the Company’s common stock could suffer a decline in value.

The market price of the Company’s common stock has been, and is likely to continue to be, highly volatile. Between December 31, 2012 and the date of this prospectus, the Company’s common stock has traded at prices ranging from $1.15 per share to $4.20 per share and the daily reported volume of shares traded has ranged from 100 shares to 1,469,619 shares. In addition, the stock markets in general have experienced extreme volatility over the last several years that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading prices of the Company’s common stock. Although it is not possible for us to determine the reasons for prior volatility or to predict future volatility, some specific factors, in addition to broad market fluctuations and the other risk factors identified in this prospectus, that could have a significant effect on the price and trading volume of the Company’s common stock include but are not limited to:

•	variations in our quarterly operating results;

•	changes in securities analysts’ estimates of our financial performance;

•	changes in market valuations of similar companies;

•	announcements by us of financial news, significant contracts, acquisitions, strategic partnerships, joint ventures, capital commitments, new products or product enhancements;

•	announcements by our competitors regarding their businesses and prospects;

•	the public’s reaction to our public announcements and filings with the SEC and those of our competitors;

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•	our loss of a major supplier or our failure to complete significant transactions;

•	additions or departures of key personnel; or

•	changes in financial markets or general economic conditions.

Many of these factors are beyond our control. Any of these factors could cause the trading price of the Company’s common stock to fluctuate significantly from one trading day to the next trading day, and public disclosure by us regarding these factors, such as our financial results, business developments or other material news, may exacerbate that volatility. As a result, investors may not be able to sell their shares of the Company’s common stock at prices that equal or exceed the prices at which the shares were originally purchased.

The Company has no history of paying cash dividends on its common stock, and it is unlikely that the Company will pay cash dividends in the foreseeable future.

The Company has not previously paid cash dividends on its common stock. The terms of the Notes prohibit the Company from redeeming, repurchasing or declaring or paying any cash dividends on its common stock without the consent of the persons who hold a majority in aggregate principal amount of the Notes. Because of this restriction on dividends and the limitations discussed in the next risk factor, coupled with the Company’s history of losses in prior fiscal periods, it is unlikely that the Company’s Board of Directors will declare or pay any cash dividends in the foreseeable future. As a result, an investor’s only opportunity to achieve a return on an investment in shares of the common stock may be limited to sales of those shares at times when the market prices of the shares have appreciated above the prices paid by the investor at the time of investment.

The Company is a holding company and relies on dividends, distributions, loans and other payments, advances and transfers of funds from Holdings to pay dividends, pay expenses and meet its other obligations.

The Company has no direct operations and no significant assets other than its ownership of all of the New Crumbs Class A Voting Units issued by Holdings (the “Class A Voting Units”) and the deferred tax asset discussed below. Because the Company conducts its operations through Holdings and the subsidiaries of Holdings, the Company depends in large part on those entities for dividends, loans and other payments to generate the funds necessary to meet its financial obligations, including payments under the Tax Receivable Agreement (“Tax Receivable Agreement”) entered into by and among the Company, Holdings and the Members in connection with the Merger, and the Company’s expenses as a publicly traded company, and to pay any dividends with respect to the Company’s common stock. Without the consent of the persons who hold a majority in aggregate principal amount of the Notes, the terms of the Notes prohibit Holdings and its subsidiaries from paying any cash dividends to the Company other than those required under the Tax Receivable Agreement and Holdings’ Third Amended and Restated LLC Agreement (the “LLC Agreement”). Under the terms of the LLC Agreement, which was also entered into in connection with the Merger, all proceeds of any securities issuance by the Company are, subject to certain exceptions, required to be contributed or otherwise provided to Holdings and, pursuant to an Exchange and Support Agreement among the Members, Holdings and the Company that was entered into in connection with the Merger, the Company is generally prohibited from engaging in activities other than serving as a publicly traded holding company owning the Class A Voting Units. In addition, the Company is generally required to reserve excess cash generated from income tax distributions from Holdings for the purpose of providing additional working capital to Holdings. Legal and contractual restrictions in agreements governing future indebtedness of Holdings and its subsidiaries, as well as the financial condition and operating requirements of Holdings and its subsidiaries, may limit the Company’s ability to obtain cash from its subsidiaries. The earnings from, or other available assets of, Holdings may not be sufficient to make distributions or loans to enable the Company to pay any dividends on its common stock or satisfy its other financial obligations. The Company’s ability to pay cash dividends to holders of common stock, or satisfy its operating expenses and/or other financial obligations, may be limited by the terms of the LLC Agreement, which generally requires distributions by Holdings to be pro rata to all its members, including the Company and the holders of Class B Units, except in the case of distributions for public company expenses.

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Concentration of ownership of the Company may have the effect of delaying or preventing a change in control.

Without giving effect to the shares of common stock that may be issued under the Notes and that are the subject of this prospectus, the Company’s directors and executive officers beneficially own, in the aggregate, 28.2% of the outstanding voting power of the Company. Such persons, if acting together, have the ability to significantly influence all matters requiring stockholder approval, including the nomination and election of directors, the determination of the Company’s corporate and management policies and the determination of the outcome of significant corporate transaction such as mergers or acquisitions and asset sales. In addition, in the event that the Company’s common stock achieves trading prices of $20 per share for 20 out of 30 consecutive trading days in 2013 and/or the Company achieves adjusted EBITDA (as defined in the Business Combination Agreement) of $17.5 million, $25.0 million, and/or $30.0 million at particular points in time during the period beginning May 6, 2011 and ending on December 31, 2015 (such period referred to as the “Earnout Period”), then certain members of Holdings will be entitled to receive additional securities that will be exchangeable for up to 4,400,000 shares of the Company’s common stock (“Contingency Consideration”). During the Earnout Period, the holders of shares of the Company’s Series A Preferred Stock (the “Series A Holders”), exclusively and as a separate class, are entitled to elect such number of directors of the Company substantially equivalent to a number of directors commensurate with the then-aggregate beneficial ownership of the Series A Holders (the “Commensurate Ownership”); provided, however, that, to the extent that the Commensurate Ownership would result in the ability of the Series A Holders to elect a fraction of a seat on the Board of Directors, the Series A Holders are permitted to “round-up” to the nearest whole-number the number of directors the Series A Holders could appoint to the Board of Directors such that the aggregate number of the directors the Series A Holders could elect would exceed the Commensurate Ownership of the Series A Holders, so long as such rounding-up would not result in the Series A Holders electing a majority of the Board of Directors. Some of our directors and executive officers are members of Holdings who may become entitled to receive such Contingency Consideration. These concentrations of voting power and ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of the Company’s common stock.

The Selling Stockholders may choose to sell their shares at prices below the current market price.

The Selling Stockholders are not restricted as to the prices at which they may sell or otherwise dispose of their shares of the Company’s common stock covered by this prospectus. Sales or other dispositions of these shares below the then-current market prices could adversely affect the market price of the Company’s common stock.

Holders of the shares of the Company’s common stock would experience substantial dilution in their investment as a result of subsequent exercises of outstanding warrants, exchanges of other outstanding securities, conversions of the Notes and/or the issuance of additional shares of the Company’s common stock.

As of the date of this prospectus, there were outstanding warrants to purchase 5,456,300 shares of the Company’s common stock, 2,340,000 outstanding Class B Units that are exchangeable for shares of the Company’s common stock on a one-for-one basis, and $10.0 million in aggregate principal amount of Notes under which up to 8,444,786 shares of the Company’s common stock may be issued. Pursuant to the arrangements under which the Contingency Securities were issued, Holdings could be required to issue up to an additional 4,400,000 Class B Units. The exercise of the warrants and/or the exchange of the Class B Units would result in the issuance of a significant number of new shares of common stock. In addition, the Company could issue a significant number of shares of common stock in connection with future acquisitions or financings or pursuant to the Company’s Equity Incentive Plan. Any of these issuances would dilute the Company’s existing stockholders, and such dilution could be significant. Moreover, such dilution could have a material adverse effect on the market price for the shares.

The Members will receive payments for certain tax benefits that the Company may claim arising in connection with the Merger and related transactions, and the amounts that the Company may pay could be significant.

In connection with the Merger, the Company entered into a Tax Receivable Agreement with the Members that provides for the payment by the Company to the Members of up to 75% of the benefits, if any, that the Company is deemed to realize as a result of (i) the payment of the Merger consideration other than the Class B Units, (ii) the exchange of Class B Units for shares of common stock, and (iii) certain other tax benefits in connection with the Merger and related transactions, including tax benefits attributable to payments under the Tax Receivable Agreement.

It is expected that the payments that the Company may make under the Tax Receivable Agreement will be substantial. It is possible that future transactions or events could increase or decrease the actual tax benefits realized and the corresponding Tax Receivable Agreement payments. There may be a material negative effect on the Company’s liquidity if, as a result of timing discrepancies or otherwise, the payments under the Tax Receivable Agreement exceed the actual benefits the Company realizes in respect of the tax attributes subject to the Tax Receivable Agreement. The payments under the Tax Receivable Agreement are not conditioned upon continued ownership of the Company’s securities by the Members.

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In certain cases, payments under the Tax Receivable Agreement to the Members of Holdings may be accelerated and/or significantly exceed the actual benefits that the Company realizes in respect of the tax attributes subject to the Tax Receivable Agreement.

The Tax Receivable Agreement provides that upon certain mergers, asset sales, other forms of business combinations or other changes of control, or if at any time the Company elects an early termination of the Tax Receivable Agreement, the Company’s (or its successor’s) obligations would be based on certain assumptions, including that the Company would have sufficient taxable income to fully utilize the potential tax benefits arising from the Merger and related transactions (including as a result of entering into the Tax Receivable Agreement). As a result, (i) the Company could be required to make payments under the Tax Receivable Agreement that are greater than or less than the specified percentage of the actual benefits it realizes in respect of the tax attributes subject to the Tax Receivable Agreement and (ii) if the Company elects to terminate the Tax Receivable Agreement early, it would be required to make an immediate payment equal to the present value of the anticipated future tax benefits, which upfront payment may be made years in advance of the actual realization of such future benefits. In these situations, the Company’s obligations under the Tax Receivable Agreement could have a substantial negative impact on its liquidity. There can be no assurance that the Company will be able to finance its obligations under the Tax Receivable Agreement. Payments under the Tax Receivable Agreement will be based on the tax reporting positions determined by the Company. Although the Company is not aware of any issue that would cause the Internal Revenue Service to challenge its expected tax reporting positions, the Company will not be reimbursed for any payments previously made under the Tax Receivable Agreement. As a result, in certain circumstances, payments could be made under the Tax Receivable Agreement in excess of the benefits that the Company actually realizes.

The Company’s common stock could be delisted from the NASDAQ Capital Market if the Company fails to comply with its continued listing standards.

The Company’s common stock is currently listed on the NASDAQ Capital Market. There can be no assurance that the Company will be able to maintain the listing of its common stock on this market. If the NASDAQ Capital Market delists the common stock from trading on its exchange for failure to meet the continued listing standards or timely regain compliance, then the Company and its stockholders could face material adverse consequences which include:

•	a limited availability of market quotations for the shares;

•	a determination that the Company common stock is a “penny stock”, which would require brokers trading in the common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for the common stock;

•	a limited amount of analyst coverage; and/or

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The Company is subject to anti-takeover effects of certain charter and bylaw provisions and Delaware law, as well as its substantial insider ownership.

The Company has provisions in its Certificate of Incorporation and Bylaws that:

•	make it more difficult for a third party to acquire control of the Company, discourage a third party from attempting to acquire control of the Company;

•	enable the Company to issue preferred stock without a vote of stockholders or other stockholder action;

•	make it more difficult for stockholders to take certain corporate actions; and

•	may delay or prevent a change of control.

These and other provisions of the Company’s charter documents, certain provisions of Delaware law and the substantial insider ownership of the Company’s securities could delay or make more difficult certain types of transactions involving a change of control of the Company or its management. As a result, the market price of the Company’s common stock may be adversely affected.

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The Notes impose certain director nomination requirements on the Company’s Board of Directors.

The Notes were sold pursuant to a Securities Purchase Agreement, dated as of April 29, 2013, as amended by that certain First Amendment to Securities Purchase Agreement, dated as of May 9, 2013, by and between the Company and Michael Serruya (the “Purchase Agreement”). The Purchase Agreement provides that for so long as (i) Michael Serruya, any of his family members or any of his or their respective affiliates (collectively, the “Serruya Group”) (a) is a holder of a Note and (b) beneficially owns in excess of 1.0% of the Company’s common stock, and (ii) the Serruya Group and the other persons who purchased Notes from the Company, in the aggregate, beneficially own in excess of 5.0% of the Company’s common stock, the Nominating and Corporate Governance Committee of the Company’s Board of Directors (the “Nominating Committee”) is obligated to nominate Mr. Serruya or his designee (the “Designated Nominee”) for election to the Board at each meeting of the Company’s stockholders at which directors are to be elected and the Board is obligated to recommend to stockholders that the Designated Nominee be so elected (the “Nomination Obligations”), except in the case where the Designated Nominee cannot satisfy all legal and corporate governance requirements regarding service as a director or the nomination or recommendation of the Designated Nominee would cause the Nominating Committee or the Board to breach a fiduciary duty. Michael Serruya beneficially owns 452,489 shares of the Company's common stock, representing approximately 3.8% of the issued and outstanding shares of common stock. Yogen Fruz Canada Inc., one of the Selling Stockholders of which Mr. Serruya's brother is the President, holds a Note under which a total of 1,942,292 shares of the Company's common stock could be issued, representing approximately 13.9% of the issued and outstanding shares of common stock assuming the issuance of all such shares. A failure by the Nominating Committee or the Board to comply with their respective Nomination Obligations would constitute an event of default under the Notes. Accordingly, and although the power to elect directors will remain with the Company’s stockholders, the Nomination Obligations will reduce by one the number of persons that the Nominating Committee and the Board have the right to nominate and recommend for nomination.

Risks Related to Our Business and Industry

Our business could be materially and adversely affected if we are unable to achieve our growth strategy.

Our growth strategy depends on our ability to open new stores on a timely and profitable basis. We have experienced delays in store openings from time to time. We may experience delays in the future, and there can be no assurance that we will be able to achieve our expansion goals in the future. Any inability to implement our growth strategy could materially and adversely affect our business, financial condition, operating results or cash flows. Our ability to expand successfully will depend on a number of factors, some of which are beyond our control. We may also, from time to time, choose to alter our current growth plans based on any one or more of the following factors:

•	identification and availability of suitable store sites;

•	negotiation of favorable leases;

•	management of construction and development costs of new stores;

•	securing required governmental approvals and permits;

•	recruitment of qualified operating personnel;

•	the availability of, and our ability to obtain, adequate suppliers of ingredients that meet our quality standards;

•	the impact of inclement weather, natural disasters and other calamities;

•	competition in new and existing markets; and

•	general economic conditions.

Our results may fluctuate and could fall below expectations of securities analysts and investors due to various factors beyond our control, resulting in a decline in the market price of the Company’s common stock.

Our quarterly and yearly results have varied in the past, and we believe that our operating results will continue to vary in the future. Factors such as extreme weather conditions, labor availability and wages of store management and employees, infrastructure costs, changes in consumer preferences and discretionary spending, general economic conditions, commodity, energy, insurance and other operating costs may cause our quarterly results to fluctuate.

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In addition, the Company has outstanding publicly-traded warrants to purchase 5,456,300 shares of the Company’s common stock. Each of these warrants is classified as a derivative liability and, accordingly, the fair value of the warrants is recorded on our consolidated balance sheet as a liability, and such fair value is adjusted at each financial reporting date with the adjustment reflected in our consolidated statement of operations. The fair value of the warrants is determined based on the market price of the warrants as of the end of the reporting period. The market prices may be volatile and change significantly from reporting period to reporting period.

For these reasons, quarterly results are difficult to forecast and results for any one quarter may not be indicative of results to be expected for any other quarter or for any year. Accordingly, holders of the Company’s securities should not rely upon our historical quarterly results as indications of future performance. Changes in our results, whether due to the foregoing factors or otherwise, could cause the market price of the Company’s common stock to decline.

The geographic concentration of our stores in the Northeast region of the United States subjects us to an increased risk of loss of revenue from events beyond our control or conditions affecting that region.

As of March 31, 2013, we operated 55 of our 66 stores in the Northeast, of which 21 are located in Manhattan, New York. As a result, we are particularly susceptible to adverse trends, severe weather, competition and economic conditions in that area. In addition, given our geographic concentration, negative publicity regarding any of our stores could have a material adverse effect on our business and operations, as could other regional factors impacting the local economies in a market.

Our future expansion into new markets may present increased risks due to our unfamiliarity with those areas.

Some of our new stores are planned for markets where we have little or no operating experience. Those markets may have different competitive conditions, consumer tastes and discretionary spending patterns than our existing markets. Consumers in a new market may not be familiar with the Crumbs brand, and we may need to build brand awareness in such markets through greater investments in advertising and promotional activity than we originally planned. We may find it more difficult in new markets to hire, motivate and keep qualified employees. Stores opened in new markets may also have lower average store revenue than stores opened in existing markets, and may have higher construction, occupancy or operating costs than stores in existing markets. Further, we may have difficulty finding: (i) reliable commercial bakers or (ii) suppliers or distributors that can provide us, either initially or over time, with adequate supplies of ingredients meeting our quality standards. Revenue at stores opened in new markets may not achieve expected revenue and profit levels, which could negatively impact overall profitability.

We have a limited operating history and may be unable to achieve or maintain profitability.

The first Crumbs Bake Shop store was opened in 2003. As of March 31, 2013, we were operating 66 stores, 15 of which had been open for less than one year. Accordingly, there is limited information with which to evaluate our business and prospects. As a result, forecasts of our future revenue, expenses and operating results will not be as accurate as they would be if we had a longer history of operations. We cannot predict whether we will be able to achieve or maintain revenue growth, profitability or positive cash flow in the future.

Stockholders should not rely on our historical average store sales because they may not be indicative of future results.

Our average store sales may not continue at the levels achieved over the last several years. A number of factors have historically affected, and may affect in the future, our average store sales, including:

•	introduction of new menu items;

•	initial sales performance by new stores and the impact of cannibalization;

•	weather conditions;

•	competition;

•	consumer trends;

•	our ability to execute our business strategy effectively; and

•	general regional and national economic conditions.

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Changes in our average store sales or our inability to increase our average unit sales could cause our operating results to vary adversely from expectations, which could adversely affect our results of operations. Changes in our average sales results may not meet the expectations of investment analysts or investors, which could cause the market price of the Company’s common stock to decline.

Our revenue and profit growth could be adversely affected if same store sales are less than expected.

The aggregate results of operations of our stores have fluctuated in the past and we may not be able to grow or even maintain same store sales in any future period. A variety of factors affect same store sales, including, among others, consumer trends, competition, current economic conditions, pricing, inflation, changes in our product mix and the success of marketing programs. These factors may cause our same store sales results in the future to differ materially from previous periods and our expectations. If this were to happen, our results of operations and profit growth could be adversely affected, which could result in a decline in the market price of the Company’s common stock.

Our success depends substantially upon the continued retention of certain key personnel.

We believe that our success has been, and continues to be, dependent to a significant extent on the efforts and abilities of our senior management team. Certain members of management are currently employed on an ‘‘at-will’’ basis and may resign from employment at any time. Julian R. Geiger, our President and Chief Executive Officer and John D. Ireland, our Senior Vice-President and Chief Financial Officer, have entered into employment agreements with the Company and Holdings. Our inability to retain employees who are key to our success could adversely affect our future performance.

We may face difficulties entering into new or modified arrangements with existing or new suppliers or new service providers.

As we expand our operations, we may have to seek new commercial bakers, suppliers and service providers or enter into new arrangements with existing ones, and we may encounter difficulties or be unable to negotiate pricing or other terms on as favorable a basis as those we currently have negotiated. Our inability to enter into new agreements on favorable terms may harm our business and operating results.

We may not be able to protect our intellectual property adequately, which could harm the value of our brand and adversely affect our business.

Our intellectual property is material to the conduct of our business. Our ability to implement our business plan successfully depends in part on our ability to build further brand recognition using our trademarks, service marks and other proprietary intellectual property, including our name and logos. Crumbs has made a practice of registering its core trademarks in the United States. Crumbs also has registered certain marks in the European Community and Japan; however, if Holdings’ efforts to protect its intellectual property are inadequate, or if any third party misappropriates or infringes on such intellectual property, then the value of our brands may be harmed, which could have a material adverse effect on our business and might prevent our brands from achieving or maintaining market acceptance. Although we have not encountered claims against us from prior users of intellectual property relating to our bake shop operations in areas where we operate or intend to conduct operations, there can be no assurances that we will not encounter such claims in the future. Additionally, although we monitor third party uses of our brands, infringing uses could occur, which could dilute the distinctive nature of our brands. Any claims against us, or unresolved use by third parties, could harm our image, brand or competitive position or cause us to incur significant costs.

We are subject to risks associated with long-term non-cancelable leases and with respect to the leased real property.

Holdings’ leases executed prior to 2012 generally had initial terms between 10 and 15 years. Holdings generally cannot cancel those leases so if an existing store is not profitable and Holdings decides to close a particular store, it may nonetheless be committed to perform its obligations under the applicable lease including, among other things, payment of the base rent for the remainder of the lease term. In certain instances, there may be change in control provisions in the leases which put Holdings at a competitive disadvantage when negotiating extensions or which require Holdings to obtain landlord consent for certain transactions. Holdings’ leases generally require it to pay a proportionate share of the cost of insurance, taxes, maintenance and utilities. In addition, as each of Holdings’ leases expires, it may fail to negotiate renewals, either on commercially acceptable terms or at all, which could cause Holdings to close stores in desirable locations. Finally, locations that we believe are desirable at the time Holdings enters into a lease may become unattractive over time as demographic patterns change, and the risks regarding lease terminations discussed above may limit Holdings’ ability to relocate or close those locations.

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Our business is affected by changes in consumer preferences and discretionary spending.

Our success depends, in part, upon the popularity of our products and our ability to develop new menu items that appeal to consumers. Shifts in consumer preferences away from our stores or our menu items, our inability to develop new menu items that appeal to consumers, or changes in our menu that eliminate items popular with some consumers could harm our business. Also, our success depends to a significant extent on discretionary consumer spending, which is influenced by general economic conditions and the availability of discretionary income. Accordingly, we may experience declines in sales during economic downturns or during periods of uncertainty. Any material decline in the amount of discretionary spending could have a material adverse effect on our sales, results of operations, business and financial condition.

Our success depends on our ability to compete with cupcake-specific bakeries, traditional bakeries and other food service businesses.

The retail consumable foods industry is intensely competitive and we compete with many well-established traditional bakeries, cupcake-specific bakeries and other companies providing baked goods and coffee, on the basis of taste, quality and price of products offered, customer service, atmosphere, location, convenience and overall customer experience. We also compete with quick-services restaurants, delicatessens, cafés, take-out food service companies, supermarkets and convenience stores that offer the same types of baked goods. Aggressive discounts by our competitors or the entrance of new competitors into our markets could reduce our sales and profit margins.

Many of our competitors or potential competitors have substantially greater financial and other resources than us, which may allow them to compete more effectively than us with respect to some or all of the factors set forth in the preceding paragraph. As our competitors expand their operations, we expect competition to intensify. In addition, other new or established companies may develop baked goods stores that operate with concepts similar to ours, including the sale of gourmet cupcakes. Competition also could cause us to modify or evolve our products, designs or strategies. If we do so, we cannot guarantee that we will be successful in implementing the changes or that our profitability will not be negatively impacted by them.

We also compete with other employers in our markets for hourly workers and may be subject to higher labor costs.

Finally, we compete with all retail establishments in our markets for desirable store locations.

If we are unable to successfully compete in our markets, then we may be unable to sustain or increase our revenues and profitability.

We are dependent upon a small number of independent commercial bakeries for a significant amount of our menu items. The loss of a supplier, other disruptions to our supply chain, and/or our inability to predict demand could adversely affect our operating results.

We currently rely on, and have agreements with, five independent commercial bakeries for the manufacture and daily delivery of our baked goods products in the New York, Los Angeles, Chicago, Boston and Washington, D.C. area markets. Accordingly, we are particularly susceptible to risks related to these suppliers, including their continued ability to maintain sufficient production of baked goods, to produce baked goods that meet our quality standards, and the risk of delivery disruptions that could arise due to a number of factors including adverse weather, traffic conditions and mechanical issues related to their delivery trucks. Our dependence on frequent deliveries to our stores by regional distributors could cause shortages, supply interruptions and/or the need to quickly seek alternative suppliers at higher prices, all of which could adversely impact our operations. Additionally, because none of our stores bake the baked goods they sell, each of our stores is required to estimate and order sufficient inventory daily. If stores are unable to predict the demand accurately, then our profitability and operating results may be adversely affected. There are many factors which could cause shortages or interruptions in the supply of our products, including weather, unanticipated demand, labor, production or distribution problems, quality issues and cost, and the financial health of our suppliers, most of which are beyond our control, and which could have an adverse effect on our business and results of operations.

Our business could be adversely affected by increased labor costs or labor shortages.

Labor is a primary component in the cost of operating our business. We devote significant resources to recruiting and training our managers and hourly employees. Increased labor costs due to competition, increased minimum wage or employee benefits costs or otherwise, would adversely impact our operating expenses. In addition, our success depends on our ability to attract, motivate and retain qualified employees, including store managers and staff, to keep pace with our growth strategy. If we are unable to attract, motivate and retain qualified employees, then our results of operations may be adversely affected.

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Moreover, our costs may materially increase as a result of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010. This law imposed new mandates on employers, including a requirement, effective January 1, 2014, that employers with 50 or more full-time employees pay a financial penalty unless they provide “credible” health insurance to employees. If we choose to opt out of offering health insurance to our employees, we may become less attractive as an employer and it may be harder for us to compete for qualified employees.

Fluctuations in various food and supply costs, including dairy, could adversely affect our operating results.

Supplies and prices of the various products that are used to prepare our baked goods (including flour, milk, sugar and eggs) or coffee can be affected by a variety of factors, such as weather, seasonal fluctuations, demand, politics and economics in the producing countries, and such prices may fluctuate. An increase in pricing of any ingredient that is used in our baked goods could result in an increase in costs from our suppliers, and we may not be able to increase prices to cover increased costs which would have an adverse effect on our operating results and profitability.

We could become a party to litigation that could adversely affect us by distracting management, increasing our expenses or subjecting us to material money damages and other remedies.

We may be subject to the filing of complaints or lawsuits against us alleging that we are responsible for some illness or injury suffered at our stores or after consuming our products, or alleging problems with quality or other concerns regarding our products or operations. We are also subject to a variety of other claims arising in the ordinary course of our business, including personal injury claims, contract claims and claims alleging violations of federal and state law regarding workplace and employment matters, discrimination and similar matters, and we could become subject to class action or other lawsuits related to these or different matters in the future. Claims may be expensive to defend and may divert time and money away from our operations and hurt its performance. A judgment in excess of our insurance coverage or our insurance carriers’ decision to deny or limit insurance coverage for any claims could materially and adversely affect our financial condition or results of operations. Any adverse publicity resulting from these allegations may also materially and adversely affect our reputation or prospects, which in turn could adversely affect our results of operations and profitability.

If we fail to comply with governmental laws or regulations or if these laws or regulations change, then our business could suffer.

In connection with the operation of our business, we are subject to extensive federal, state, local and foreign laws and regulations, including those related to:

•	building construction and zoning requirements;

•	nutritional content labeling and disclosure requirements;

•	management and protection of the personal data of our employees and customers;

•	environmental matters;

•	sales tax; and

•	licensing and regulation of our stores under federal, state and local laws relating to, among other things, business, health, fire and safety codes.

Various federal and state labor laws govern our operations and our relationship with our employees, including minimum wage, overtime, and accommodation and working conditions, benefits, citizenship requirements, insurance matters, workers’ compensation, disability laws such as the Federal Americans with Disabilities Act, child labor laws and anti-discrimination laws.

These labor laws are complex and vary from location to location, which complicates monitoring and compliance. As a result, regulatory risks are inherent in our operations. We may experience material difficulties or failures with respect to compliance with these labor laws in the future. Our failure to comply with these labor laws could result in required renovations to our facilities, litigation, fines, penalties, judgments or other sanctions including the temporary suspension of the operation of our stores or a delay in construction or opening of stores, any of which could adversely affect our business, operations and reputation.

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In recent years, there has been an increased legislative, regulatory and consumer focus at the federal, state and municipal levels on the food industry, including nutrition and advertising practices. For example, several states and individual municipalities, including New York City and the State of California, have adopted regulations requiring that certain restaurants include caloric or other nutritional information on their menu boards and on printed menus, which must be plainly visible to consumers at the point of ordering. Likewise, there have been several similar proposals on the national level. As a result, we may in the future become subject to other regulations in the area of nutrition disclosure or advertising, such as requirements to provide information about the nutritional content of our food, which could increase our expenses or slow customer flow.

The continuing challenging economic conditions could adversely affect our business and financial results and have a material adverse effect on our liquidity and capital resources.

Challenging economic conditions could adversely affect our business and financial results. Our customers may make fewer discretionary purchases as a result of job losses, foreclosures, bankruptcies, reduced access to credit and falling home prices. Because a key point in our business strategy is maintaining our transaction count and margin growth, any significant decrease in customer traffic or average profit per transaction will negatively impact our financial performance as reduced revenue creates downward pressure on margins. Financial difficulties experienced by our suppliers could result in product delays or shortages. Additionally, it is unknown when the broader national economy will fully recover. An economy that fails to improve or that further deteriorates could have a material adverse effect on our liquidity and capital resources, including our ability to raise additional capital if needed, or the ability of financial institutions to honor draws on our standby letters of credit, and could otherwise negatively impact our business and financial results.

We may incur costs resulting from security risks that we face in connection with our electronic processing and transmission of confidential customer information.

We use commercially available software and other technologies to provide security for processing and transmission of customer debit and credit card data. For the quarter ended March 31, 2013, approximately 61.1% of our revenue was attributable to debit and credit card transactions. Our systems could be compromised in the future, which could result in the misappropriation of customer information or the disruption of systems. These consequences could have a material adverse effect on our reputation and business or subject us to additional liabilities.

Our industry is affected by litigation and publicity concerning food quality, health and other issues, which can cause customers to avoid our products and result in liabilities.

Food service businesses, such as bakeries, can be adversely affected by litigation and complaints from customers or government authorities resulting from food quality, illness, injury or other health concerns or operating issues stemming from one store or a limited number of stores. Adverse publicity about these allegations may negatively affect us, regardless of whether the allegations are true, by discouraging customers from buying our products. We could also incur significant litigation costs or liabilities in connection with a lawsuit or claim against us.

The Company will incur significant costs as a result of being a public company.

As a public company, the Company incurs significant legal, accounting and other expenses. The Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and related rules of the Commission regulate corporate governance practices of public companies. For example, under Section 404 of the Sarbanes-Oxley Act of 2002, the Company must document and test its disclosure and internal control procedures, and its management must periodically assess and report on the Company’s internal control over financial reporting. Furthermore, if the Company identifies any issues in complying with those requirements (for example, if the Company or its independent registered public accounting firm identifies a material weakness or significant deficiency in the Company’s internal control over financial reporting), then the Company could incur additional costs in rectifying those issues. In addition, the Company incurs additional expenses associated with its public company reporting requirements. Compliance with these public company requirements can be costly and may require management to divert time and attention away from running the Company.

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The Notes may require the Company to make significant cash payments of interest over the next five years and, unless converted prior to their maturity dates, will require the Company to make substantial principal repayments at maturity. The Notes also place restrictions on our business that may limit our growth and operations.

On May 10, 2013, the Company sold and issued $7.0 million in aggregate principal amount of Notes that will mature on May 10, 2018, and, on June 11, 2013, the Company sold an additional $3.0 million in aggregate principal amount of Notes that will mature on June 11, 2018. Interest on the unpaid principal balance of the Notes accrues at the rate of 6.5% per annum (18.0% per annum if there is an event of default under the Notes) and is payable quarterly in arrears. If the Company has an effective registration statement on file with the Commission covering the resale of the shares of common stock that may be issued under the Notes at the time an interest payment is due and certain other conditions set forth in the Note are satisfied (the “Equity Conditions”), then the Company may elect to convert accrued interest into common stock by issuing that number of shares of common stock equal to the amount of interest to be paid divided by the conversion price applicable to the Notes, which is initially set at $1.55 but is subject to adjustment as provided in the Notes (the “Conversion Price”). Otherwise, the Company will be required to make interest payments in cash. We anticipate that the Company will be required to pay $650,000 per year in interest under the $10.0 million in outstanding Notes. These interest payments, if made in cash, will reduce the cash available to fund growth and working capital needs.

A holder of a Note may convert the unpaid principal balance into shares of the Company’s common stock by paying the Conversion Price to the Company. Further, the Company has the right to require a holder of a Note to convert the unpaid principal balances due thereunder if, at any time after the first anniversary of the issuance date, the dollar volume-weighted average price for the common stock on the principal market on which the common stock is then listed or traded exceeds 200% of the conversion price for 30 consecutive trading days (a “Forced Conversion”). However, the terms of the Notes prohibit any holder from receiving shares under the Notes, by way of conversion, the payment of interest in shares or otherwise, in an amount that would cause that holder to beneficially own more than 9.99% of the outstanding shares of common stock after giving effect to the issuance (the “Ownership Limitation”). Because the conversion of the Notes is generally at the discretion of their holders and because of the Ownership Limitation, the Company may be required to repay some or all of the unpaid principal balance due under the Notes with cash at their maturity dates. These payments could significantly reduce the amount of cash that we have available to fund growth and our working capital needs. If the Company does not have sufficient cash to repay the Notes, it will need to raise additional capital, sell assets and/or take other appropriate measures to generate the cash needed to repay the Notes. If the Company is unable to raise the cash needed to repay the Notes when due, it would be in default under the Notes and the unpaid balance due under the Notes would be accelerated and become due, and the holders of the Notes would have all of the rights of senior unsecured creditors in the event the Company failed to repay the Notes in full. Holdings and its subsidiaries have unconditionally jointly and severally guaranteed the Company’s payment obligations under the Notes. The occurrence of an event of default under the Notes would likely have a significant and adverse impact on our ability to meet our other capital obligations and operating needs.

The Notes are senior in right of payment to almost all other indebtedness of Crumbs, which means that we must make payments under the Notes when due before we can satisfy our other indebtedness. The terms of the Notes impose various limitations on our business operations, including, without limitation, our ability to incur additional indebtedness, our ability to repay our existing indebtedness, our ability to sell or otherwise transfer a material asset and our ability to substantially change our business lines. These limitations may prevent us from taking actions with respect to our business operations that management believes are in the best interest of the Company and its investors, which could, in turn, materially and adversely impact our financial condition and results of operations in future periods.

Finally, the Notes permit their holders to accelerate the Company’s repayment obligations if there is a change in control (as defined in the Notes) of the Company at any time before the maturity dates of the Notes. Further, if a change in control occurs on or before the third anniversary of a Note’s issuance date, the Company would be obligated to pay a cash premium on the unpaid principal balance to the holder of that Note equal to 15.0% if the change in control occurs on or before the first anniversary of the issuance date, 10.0% if the change in control occurs between the first and second anniversaries of the issuance date, and 5.0% if the change in control occurs between the second and third anniversaries of the issuance date. These provisions could delay or make more difficult certain types of transactions involving a change of control of the Company or its management and could adversely affect the market price of the Company’s common stock.

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A material weakness or significant deficiency in our disclosure or internal controls could have an adverse effect on us.

The Company is required by the Sarbanes-Oxley Act of 2002 to establish and maintain disclosure controls and procedures and internal control over financial reporting. These control systems are intended to provide reasonable assurance that material information relating to Crumbs is made known to management and reported as required by the Exchange Act, to provide reasonable assurance regarding the reliability and preparation of our financial statements, and to provide reasonable assurance that fraud and other unauthorized uses of our assets are detected and prevented. We may not be able to maintain controls and procedures that are effective at the reasonable assurance level. If that were to happen, our ability to provide timely and accurate information about the Company, including financial information, to investors could be compromised and our results of operations could be harmed. Moreover, if the Company or its independent registered public accounting firm were to identify a material weakness or significant deficiency, our reputation could be harmed and investors could lose confidence in us, which could cause the market price of the Company’s common stock to decline and/or limit the trading market for the common stock.

We may need additional capital in the future, which may not be available on acceptable terms.

Our future capital needs will depend on various factors, such as market acceptance of our existing products and any new products that we develop, marketing and sales costs, our ability to control operating expenses, the extent to which we implement our growth and business strategies, the extent to which we elect to pay interest due under the Notes in shares of common stock, and the extent to which holders of the Notes convert them into shares of common stock. None of these factors can be predicted with any certainty. In the event that our cash reserves and cash flow from operations are not sufficient to fund our future operations and obligations, we may need to raise additional capital. No assurance can be given that we will be able to obtain additional capital in the future or that such capital will be available to us on acceptable terms. Our ability to obtain additional capital will be subject to a number of factors, including market conditions, our operating performance and investor sentiment, which may make it difficult for us to consummate a transaction at the time, in the amount and/or upon the terms and conditions that we desire. If we are unable to raise additional capital at the times, in the amounts, or upon the terms and conditions that we desire, then we might have to delay, scale back or abandon our plans, and, even with such changes in our plans, our operations could consume our capital resources and liquidity.

USE OF PROCEEDS

The shares of common stock covered by this prospectus may be sold or otherwise disposed of pursuant to this prospectus for the respective accounts of each of the Selling Stockholders. Accordingly, the Company will not realize any proceeds from the sale of the securities. All expenses of the registration of the securities have been paid for by the Company.

For each share issued upon the conversion of a Note, the Company will receive, and the unpaid principal balance due under that Note will be reduced by, the Conversion Price. In addition, subject to satisfaction of the Equity Conditions, the Company may elect to convert the interest that accrues on the unpaid principal balance of the Notes into a number of shares of stock equal to the interest being paid divided by the Conversion Price.

SELLING STOCKHOLDERS

This prospectus relates to the sale or other disposition of up to 8,444,786 shares of the Company’s common stock by the Selling Stockholders that may be issued upon the conversion of the outstanding principal balance due under the Notes and/or of the interest that accrues on such outstanding principal balance. These Notes were issued by the Company pursuant to a private placement transaction that the Company conducted in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder. In connection with that transaction, the Company agreed to file a registration statement, of which this prospectus forms a part, with the Commission to register the resale or other disposition of the shares that may be issued under the Notes.

The shares may be issued upon conversion of a Note by its holder at the Conversion Price, as payment of interest that accrues on the unpaid principal balance of a Note provided the Equity Conditions are satisfied, and/or upon a Forced Conversion. Fractional shares will be rounded up to the next whole share in the case of a conversion and rounded to the nearest whole share in the case of an interest payment in shares. In no event, however, will shares be issued to a holder of a Note if such issuance would cause that holder to exceed the Ownership Limitation (i.e., to beneficially own more than 9.99% of the outstanding shares of common stock after giving effect to the issuance). See the risk factor above entitled “The Notes may require the Company to make significant cash payments of interest over the next five years and, unless converted prior to their maturity dates, will require the Company to make substantial principal repayments at maturity. The Notes also place restrictions on our business that may limit our growth and operations.” for further information.

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The following table presents information as of June 11, 2013 and sets forth the following information regarding the beneficial ownership of the Company’s common stock by the Selling Stockholders: (i) the name of each Selling Stockholder; (ii) the number of shares of common stock beneficially owned by each Selling Stockholder without regard to the Ownership Limitation; (iii) the number of shares of common stock which each Selling Stockholder may sell or otherwise dispose of pursuant to this prospectus; (iv) the number of shares of common stock that will be beneficially owned by each Selling Stockholder assuming all of the shares of common stock covered by this prospectus are sold; and (v) the percentage of the outstanding shares of the common stock that will be beneficially owned by each Selling Stockholder upon completion of this offering assuming all of the shares of common stock covered by this prospectus are sold.

Other than the relationships created by the issuance of the Notes and the Nomination Obligations, the Company is not aware of any material relationships between any of the Selling Stockholders and the Company or its affiliates.  See the risk factor above entitled, “The Notes impose certain director nomination requirements on the Company’s Board of Directors” for information regarding the Nomination Obligations.  Aaron Serruya, who is the brother of Michael Serruya, is the President of Yogen Fruz Canada Inc.

We have prepared this table using information furnished to us by the Selling Stockholders or their representatives. For purposes of this table, beneficial ownership is determined in accordance with the rules of the Commission, and includes the right to acquire voting or investment control of shares of the Company’s common stock within 60 days. For purposes of preparing this table, we have assumed the full conversion of the original principal balance due under the Notes and of all interest that may accrue thereon, in each case without regard to the Ownership Limitation. Unless otherwise indicated below, to the Company’s knowledge, the Selling Stockholders have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in the table does not constitute an admission of beneficial ownership by the persons named therein.

The Company’s registration of these shares of common stock does not mean that the Selling Stockholders identified below will sell or otherwise dispose of all or any of those securities. The shares will be available for offer and sale only to the extent they are issued under the Notes. The Selling Stockholders may sell all, a portion or none of such shares from time to time. The Company does not know the number of shares, if any, that will be offered for sale or other disposition by any of the Selling Stockholders under this prospectus. Furthermore, the Selling Stockholders may have sold, transferred or disposed of a portion of their Notes in transactions exempt from the registration requirements of the Securities Act since the date on which the Company filed this prospectus.

Name of Selling Stockholder	Shares Beneficially Owned		Shares Covered Hereby	Shares Beneficially Owned Following Completion of the Offering (1)
				Shares	%
Front Street Tactical Equity Class	410,196	(2)	532,022	0	0.0
Front Street Canadian Hedge Fund	602,272	(3)	781,147	0	0.0
Front Street Global Opportunities Class	159,521	(4)	206,905	0	0.0
Front Street Growth and Income Class	130,221	(5)	168,899	0	0.0
IA Clarington Global Tactical Income Fund	1,194,775	(6)	1,549,611	0	0.0
Redwood Income Strategies Class	104,177	(7)	135,109	0	0.0
Aston Hill Growth and Income Fund	423,218	(8)	548,917	0	0.0
Aston Hill Capital Growth Fund	211,609	(9)	274,450	0	0.0
Aston Hill Opportunities Fund	19,533	(10)	25,343	0	0.0
Kitchener Investment Corp.	976,655	(11)	1,266,714	0	0.0
York Plains Investment Corp.	325,552	(12)	422,238	0	0.0
GMP Securities LP ITF 400-F8P0-F	129,476	(13)	168,900	0	0.0
Yogen Fruz Canada Inc.	1,488,963	(14)	1,942,292	0	0.0
Marcandy Investments Inc.	323,688	(15)	422,239	0	0.0
Total	6,499,856		8,444,786	0	0.0

(1)	Percentage based on 12,042,853 shares outstanding as of June 11, 2013 and assumes the issuance and resale of all shares that may be issued under the Notes.
(2)	Amount includes 406,452 shares that may be acquired upon conversion of a $630,000 Note and 3,744 shares that may be issued within the next 60 days as payment of accrued interest. David Conway has sole investment and voting control over the shares held by Front Street Tactical Equity Class.
(3)	Amount includes 596,775 shares that may be acquired upon conversion of a $925,000 Note and 5,497 shares that may be issued within the next 60 days as payment of accrued interest. David Conway has sole investment and voting control over the shares held by Front Street Canadian Hedge Fund.
(4)	Amount includes 158,065 shares that may be acquired upon conversion of a $245,000 Note and 1,456 shares that may be issued within the next 60 days as payment of accrued interest. David Conway has sole investment and voting control over the shares held by Front Street Global Opportunities Fund.
(5)	Amount includes 129,033 shares that may be acquired upon conversion of a $200,000 Note and 1,188 shares that may be issued within the next 60 days as payment of accrued interest. David Conway has sole investment and voting control over the shares held by Front Street Growth and Income Class.
(6)	Amount includes 1,183,871 shares that may be acquired upon conversion of a $1,835,000 Note and 10,904 shares that may be issued within the next 60 days as payment of accrued interest. Vivian Lo has sole investment and voting control over the shares held by IA Clarington Global Tactical Income Fund.
(7)	Amount includes 103,226 shares that may be acquired upon conversion of a $160,000 Note and 951 shares that may be issued within the next 60 days as payment of accrued interest. Vivian Lo has sole investment and voting control over the shares held by Redwood Income Strategies Class.
(8)	Amount includes 419,355 shares that may be acquired upon conversion of a $650,000 Note and 3,863 shares that may be issued within the next 60 days as payment of accrued interest. Vivian Lo has sole investment and voting control over the shares held by Aston Hill Growth and Income Fund.
(9)	Amount includes 209,678 shares that may be acquired upon conversion of a $325,000 Note and 1,931 shares that may be issued within the next 60 days as payment of accrued interest. Vivian Lo has sole investment and voting control over the shares held by Aston Hill Capital Growth Fund.
(10)	Amount includes 19,355 shares that may be acquired upon conversion of a $30,000 Note and 178 shares that may be issued within the next 60 days as payment of accrued interest. Vivian Lo has sole investment and voting control over the shares held by Aston Hill Opportunities Fund.
(11)	Amount includes 967,742 shares that may be acquired upon conversion of a $1,500,000 Note and 8,913 shares that may be issued within the next 60 days as payment of accrued interest. Linda Williams and Helen Caroll share voting and investment control over the shares held by Kitchener Investment Corp.
(12)	Amount includes 322,581 shares that may be acquired upon conversion of a $500,000 Note and 2,971 shares that may be issued within the next 60 days as payment of accrued interest. Shawn Dym has sole investment and voting control over the shares held by York Plains Investment Corp.
(13)	Amount includes 129,033 shares that may be acquired upon conversion of a $200,000 Note and 443 shares that may be issued within the next 60 days as payment of accrued interest. Rhoda Vyner exercises sole investment and voting authority with respect to the shares held by GMP Securities LP ITF 400-F8P0-F.
(14)

Amount includes 1,438,871 shares that may be acquired upon conversion of a $2,300,000 Note and 5,092 shares that may be issued within the next 60 days as payment of accrued interest.  Aaron Serruya has sole investment and voting control over the shares held by Yogen Fruz Canada Inc.

(15)	Amount includes 322,581 shares that may be acquired upon conversion of a $500,000 Note and 1,107 shares that may be issued within the next 60 days as payment of accrued interest. Andrew DeFrancesca has sole investment and voting control over the shares held by Marcandy Investments, Inc.

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PLAN OF DISTRIBUTION

The Selling Stockholders, which as used herein includes donees, pledgees, transferees and/or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer, may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, then the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date the Registration Statement is declared effective by the SEC;

•	broker-dealers may agree with a selling securityholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act provided that they meet the criteria and conform to the requirements of that rule, rather than under this prospectus. In addition, the Selling Stockholders may transfer the shares of common stock by other means not described in this prospectus. If the Selling Stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

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The Selling Stockholders may pledge or grant a security interest in some or all of the Notes or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The aggregate proceeds to the Selling Stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the Selling Stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. The Company will not receive any of the proceeds from this offering.

The Selling Stockholders and any underwriters, broker-dealers or agents participating in the distribution of the shares of common stock or interests therein may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such underwriter, broker-dealer or agent may be deemed to be underwriting commissions or discounts under the Securities Act. Selling Stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

At the time a particular offering of the shares of common stock is made, to the extent required by the Securities Act and the rules and regulations thereunder, the aggregate number of shares of the common stock to be offered, the names of the Selling Stockholders, and the terms of the offering, including the respective purchase prices and public offering prices, the names of any underwriter, broker-dealer or agent, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to underwriters, broker-dealers or agents, will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus. To the extent applicable, the Company will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The Company has advised the Selling Stockholders that they and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than affiliates of the Company.

The Company has agreed to indemnify the Selling Stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus. To the extent such indemnification is not available to a Selling Stockholder, the Selling Stockholder will be entitled to contribution. Each of the Selling Stockholders has agreed to indemnify the Company against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to the Company by the Selling Stockholder specifically for use in this prospectus. To the extent such indemnification is not available to the Company, the Company will be entitled to contribution.

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The Company has agreed with the Selling Stockholders to use its reasonable best efforts to keep the registration statement of which this prospectus forms a part effective until the earlier of (i) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (ii) the date on which all of the shares may be sold without restriction pursuant to Rule 144 under the Securities Act.

EXPERTS

The consolidated balance sheets as of December 31, 2012 and 2011, and the consolidated statements of operations, consolidated statements of changes in stockholders’ equity, and consolidated statements of cash flows for each of the two years in the period ended December 31, 2012, incorporated by reference into this prospectus, have been included herein in reliance on the report of Rothstein Kass, independent registered public accountants, given on the authority of that firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the securities offered pursuant to this prospectus has been passed upon for the Company by Gordon Feinblatt LLC, Baltimore, Maryland.

WHERE YOU CAN FIND MORE INFORMATION

The Company has filed a registration statement on Form S-3 with the Commission covering the securities that may be sold under this prospectus. This prospectus is only a part of that registration statement and does not contain all of the information in the registration statement. Because this prospectus may not contain all of the information that you may find important, you should review the full text of the registration statement, as amended from time to time, and the exhibits that are a part of the registration statement.

The Company is subject to the information requirements of the Exchange Act, which means that the Company is required to file annual reports, quarterly reports, current reports, proxy statements and other information with the Commission. You may read and copy any document that the Company files with the Commission at the Commission’s public reference room in Washington, D.C., located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The Company’s filings with the Commission are also available to the public from the Commission’s Internet site at http://www.sec.gov. However, information found on, or otherwise accessible through, this Internet site is not incorporated into, and does not constitute a part of, this prospectus or any other document that the Company files with or furnishes to the Commission. You should not rely on any of this information in deciding whether to purchase the securities.

DOCUMENTS INCORPORATED BY REFERENCE

This prospectus is part of a registration statement that the Company filed with the Commission. The Commission allows the Company to “incorporate by reference” the information that it files with the Commission, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that the Company files with the Commission will automatically update and supersede this information. The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference (except to the extent any information contained in such documents is “furnished” to the Commission):

(i)            Annual Report on Form 10-K for the year ended December 31, 2012, filed on April 15, 2013 (which includes certain information contained in the Company’s definitive proxy statement on Schedule 14A for the 2013 Annual Meeting of Stockholders, filed on April 29, 2013, and incorporated therein by reference);

(ii)           Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed on May 15, 2013;

(iii)          Current Report on Form 8-K, filed on February 13, 2013;

(iv)          Current Report on Form 8-K, filed on March 5, 2013;

(v)           Current Report on Form 8-K, filed on March 8, 2013;

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(vi)           Current Report on Form 8-K, filed on April 12, 2013;

(vii)          Current Report on Form 8-K, filed on April 30, 2013;

(viii)         Current Report on Form 8-K, filed on May 13, 2013, as amended by Amendment Number 1 on Form 8-K/A, filed on June 7, 2013;

 (ix)           Current Report on Form 8-K, filed on June 12, 2013; and

(x)             Description of the Company’s common stock which appears in the Company’s Registration Statement on Form 8-A filed on June 29, 2011, or any description of the common stock that appears in any prospectus forming a part of any subsequent registration statement of the Company or in any registration statement filed pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

In addition, the following documents will automatically be deemed to be incorporated by reference into this prospectus: (i) all documents that the Company files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of the initial registration statement to which this prospectus relates and prior to effectiveness of the registration statement; and (ii) all documents that the Company files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the effectiveness of such registration statement and prior to the termination of the offering to which this prospectus relates. In no event, however, will any of the information that is “furnished” to the Commission from time to time by the Company in any Current Report on Form 8-K be incorporated by reference into, or otherwise be included in, this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded to the extent that a statement contained in this prospectus or in a document subsequently filed modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The Company will promptly provide without charge to each person to whom this prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person. Written requests should be directed to: Crumbs Bake Shop, Inc., Corporate Secretary, P.O. Box 388, 147 Main Street, Preston, Maryland 21655. Telephone requests should be directed to the Corporate Secretary at (410) 673-1220.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses of the registrant in connection with the offering described in the registration statement. All amounts are estimates except the SEC registration fee.

SEC registration fee	$1,028
Legal fees and expenses	15,000
Accounting fees and expenses	5,000
Printing expenses	2,000
Miscellaneous	500
Total	$23,528

Item 15. Indemnification of Directors and Officers.

The Company’s Third Amended and Restated Certificate of Incorporation, as corrected, provides that all of its directors, officers, employees and agents will be entitled to be indemnified by the Company to the fullest extent permitted by Section 145 of the Delaware General Corporation Law (“DGCL”).

Section 145 of the DGCL concerning indemnification of officers, directors, employees and agents is set forth below.

Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

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(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

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(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Eighth of the Company’s Third Amended and Restated Certificate of Incorporation, as corrected, provides:

The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

Effective October 25, 2011, the Company amended its Bylaws (i) to provide that the scope of indemnity provided by the Company is limited to the Company’s officers and directors; (ii) expand the scope of indemnity to former directors or officers and clarify the procedures pursuant to which the board of directors, or a committee of disinterested directors, as the case may be, determine that indemnification is proper; (iii) to require the Company to pay expenses incurred by a director or officer in their defense of certain actions in a timely manner and in advance of a final disposition of such action, subject to an affirmative determination by a majority of the disinterested directors then in office that we have the financial wherewithal to make such payment; (iv) to clarify that the indemnification of directors and officers provided by our Bylaws is not exclusive, and to state the Company policy to indemnify covered directors and officers to the fullest extent permitted by law; and (v) to provide that the Company may, to the extent authorized by the board of directors, provide indemnification rights and advance expenses to our employees and agents similar to those provided to directors and officers.

On November 14, 2011, the Company and Holdings entered into an employment agreement with Julian R. Geiger as their President and Chief Executive Officer, which also provides that the Company and Holdings will, to the fullest extent permitted by the laws of Delaware, indemnify Mr. Geiger from, and provide to him a right of contribution for and against any loss or action arising out of the discharging of his duties under the agreement unless due to his willful misconduct or conviction of a fraud, felony or crime of moral turpitude in accordance with the terms and conditions of an Indemnification Agreement entered into as of November 14, 2011, by and among the Company, Holdings and Julian R. Geiger.

Item 16. Exhibits.

The exhibits filed or furnished with this registration statement are listed in the Exhibit Index that immediately follows the signatures hereto, which Exhibit Index is incorporated herein by reference.

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Item 17. Undertakings.

(a)            The undersigned registrant hereby undertakes:

(1)          To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)            To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)          Not applicable.

(5)          That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)            If the registrant is relying on Rule 430B:

(A)            Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)            Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

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(ii)            If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)          That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)-(g)      Not applicable.

(h)            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 18th day of June, 2013.

CRUMBS BAKE SHOP, INC.

By:	/s/ Julian R. Geiger
Julian R. Geiger
President and Chief Executive Officer
(Principal Executive Officer)

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Julian R. Geiger and John D. Ireland, and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons as of the date indicated below.

Signature	Title	Date

/s/ Edwin H. Lewis	Chairman of the Board	June 18, 2013
Edwin H. Lewis

/s/ Julian R. Geiger	President and Chief Executive Officer	June 18, 2013
Julian R. Geiger	(Principal Executive Officer) and Director

Senior Vice President-Finance, Chief
/s/ John D. Ireland	Financial Officer (Principal Financial and	June 18, 2013
John D. Ireland	Accounting Officer) and Treasurer

/s/ Stephen Z. Fass	Director	June 18, 2013
Stephen Z. Fass

/s/ Mark D. Klein	Director	June 18, 2013
Mark D. Klein

/s/ Frederick G. Kraegel	Director	June 18, 2013
Frederick G. Kraegel

/s/ Leonard A. Potter	Director	June 18, 2013
Leonard A. Potter

/s/ Jeffrey D. Roseman	Director	June 18, 2013
Jeffrey D. Roseman

/s/ Kirk A. Rose	Director	June 18, 2013
Kirk A. Rose

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EXHIBIT INDEX

Exhibit
Number	Description of Exhibits

4.1	Securities Purchase Agreement, dated as of April 29, 2013, by and between Crumbs Bake Shop, Inc. and Michael Serruya (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on April 30, 2013).

4.2	First Amendment to Securities Purchase Agreement, dated May 9, 2013, by and between Crumbs Bake Shop, Inc. and Michael Serruya (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on May 13, 2013).

4.3	Form of Accession Agreement by and among Crumbs Bake Shop, Michael Serruya and the Buyer Assignees named therein (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed on May 13, 2013).

4.4	Form of Senior Convertible Note issued by Crumbs Bake Shop, Inc. (incorporated by reference to Exhibit A of Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on April 30, 2013).

4.5	Guaranty, dated May 10, 2013, issued by Crumbs Holdings LLC and its subsidiaries (incorporated by reference to Exhibit C of Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on April 30, 2013).

4.6	Acknowledgement of Guaranty, dated June 11, 2013, executed by Crumbs Holdings LLC and its subsidiaries (filed herewith).

4.7	Registration Rights Agreement, dated as of May 10, 2013, by and between Crumbs Bake Shop, Inc. and the investors named therein (incorporated by reference to Exhibit B of Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on April 30, 2013).

4.8	Joinder Agreement, dated as of June 11, 2013, by and among Crumbs Bake Shop, Inc. and the investors named therein relating to the Registration Rights Agreements (filed herewith).

5	Opinion of Gordon Feinblatt LLC as to legality of shares of common stock to be offered (filed herewith).

23.1	Consent of Gordon Feinblatt LLC (included in their opinion in Exhibit 5).

23.2	Consent of Rothstein Kass, independent registered public accounting firm (filed herewith).

24.1	Powers of Attorney (included with the signatures to this Registration Statement on Form S-3).

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